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                                                                    Exhibit 99.2

[COSMETIC CENTER LOGO]
                                                          Contact: Wendi Kopsick

       Kekst and Company
       (212) 521-4800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                     COSMETIC CENTER TO WIND DOWN OPERATIONS

         -- GOING-OUT-OF-BUSINESS SALES TO COMMENCE LATER THIS MONTH --

COLUMBIA, MARYLAND, JULY 9, 1999 -- The Cosmetic Center, Inc. today announced that, based on the increasingly competitive marketplace for its products and its current financial position, the Company has decided to proceed with an orderly wind-down of its operations, subject to Bankruptcy Court approval.

The Company plans to liquidate its inventory through Going-out-of-Business sales, which are expected to begin by the end of July, after selection of a Court-approved liquidator. These sales are anticipated to continue up to sixteen weeks, or until the middle of November, depending upon the location.

Cosmetic Center expects to retain many of its store-based associates and a portion of its corporate associates as the business is phased down, and anticipates that its Columbia, Maryland headquarters will be closed by the end of the year. The Company noted that it will continue its efforts to locate a strategic buyer for the business as the wind-down proceeds.

Cosmetic Center filed for Court protection under Chapter 11 of the Bankruptcy Code on April 16, 1999. The Company, which employs approximately 1,200 people, currently operates 31 Cosmetic Center stores primarily in Maryland and Virginia and 93 Prestige Fragrances & Cosmetics outlet stores in 27 states.

Certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements referring to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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